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                                                                   EXHIBIT 10.18

                     SYNAPTICS INCORPORATED (THE "COMPANY")
                SEVERANCE POLICY FOR PRINCIPAL EXECUTIVE OFFICERS

                              Dated April 22, 2003

1.       PURPOSE

         The purpose of this Severance Policy is to provide a fair framework in the event of the termination of employment of one or more key executive officers (each an "Executive") of the Company.

2.       COVERED PRINCIPAL EXECUTIVE OFFICERS

         This Policy shall be applicable to the Chief Executive Officer and the President. It shall also apply to each Executive Vice President, each Senior Vice President, and each other executive officer, if any, as shall be designated and notified in writing by the Company upon nomination by the Chief Executive Officer and approval of the Board of Directors or the Compensation Committee of the Board of Directors.

3.       DEFINITIONS

         (a) DISABILITY. Incapacity due to physical or mental illness or injury that causes Executive to be absent from Executive's full-time duties for six consecutive months or more.

         (b) GOOD CAUSE. "Good Cause," as it applies to the determination of the Company to terminate the employment of an Executive, shall mean any one or more of the following: (A) Executive's willful, material, and irreparable breach of his or her duties to the Company; (B) Executive's gross negligence in the performance or intentional nonperformance (continuing for 30 days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities; (C) Executive's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (D) Executive's indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (E) a confirmed positive illegal drug test result.

         (c) GOOD REASON. "Good Reason," as it applies to the determination by an Executive to terminate his or her employment shall mean the occurrence of any of the following events without Executive's prior written approval: (1) Executive is demoted by means of a reduction in authority or responsibilities or Executive is required to render his or her primary employment services from a location more than 50 miles from the Company's headquarters as of the time Executive began his or her employment with the Company; (2) Executive's annual base salary for a fiscal year is reduced to a level that is less than 90% of the base salary paid to Executive during the prior fiscal year; or (3) a change is made in Executive's bonus (including a reduction in any Targeted Bonus) to a level that is less than 90% of the Targeted Bonus for Executive during the prior fiscal year.

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4.       RESULT OF TERMINATION

         (a) DEATH. Upon Executive's death, the Company shall, for a period of one year following such death in the case of the CEO and for a period of six months in the case of any other principal executive officer covered by this Policy, pay to the estate of Executive an amount equal to Executive's base salary and Targeted Bonus for the fiscal year during which death occurs and continue to pay all premiums for coverage for Executive's dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company maintained at the time of Executive's death.

         (b) DISABILITY. In the event Executive's employment is terminated as a result of Executive's disability, Executive shall receive from the Company, in a lump-sum payment due within ten days of the effective date of such termination, an amount equal to Executive's base salary and Targeted Bonus for the fiscal year during which such termination occurs in the case of the CEO and an amount equal to fifty percent of Executive's base salary and Targeted Bonus for the fiscal year during which such termination occurs in the case of any other principal executive officer covered by this Policy. These disability benefits are independent of any disability insurance benefits that Executive receives.

         (c) TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE OR BY EXECUTIVE WITH GOOD REASON. The following provisions shall apply should the Company terminate Executive's employment without Good Cause or should Executive terminate Executive's employment with Good Reason:

                           (i)      SALARY AND BONUS. The Company shall pay to
Executive for one year following the event that triggered termination in the case of the CEO and six months following the event that triggered termination in the case of any other principal executive officer covered by this Policy, on such dates as would otherwise be paid by the Company, a pro rata amount based on Executive's base salary and Targeted Bonus for the fiscal year during which such termination occurs.

                           (ii)     WELFARE BENEFIT PLANS. The Company will
continue, for one year following the event that triggered termination in the case of the CEO and for six months following the event that triggered termination in the case of each other principal executive officer covered by this Policy, all benefits for Executive and Executive's family under all welfare benefits plans, practices, policies, and programs provided by the Company and its subsidiaries (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance plans, practices, policies, and programs) in effect for Executive and Executive's family as of the date of the triggering event or use its best efforts to provide comparable coverage at no cost to Executive by way of making the family medical insurance provision payments contemplated by COBRA or otherwise.

                           (iii)    STOCK OPTIONS. All unvested options held by
Executive as of the date of the triggering event shall continue to vest for a period of one year after such triggering event in the case of the CEO and six months after such triggering event in the case of any other principal executive officer covered by this Policy. The above notwithstanding, this provision

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shall not alter (1) the exercise period of any vested options as of the triggering event and (2) any specific accelerated vesting provisions included in Executive's stock option grants.

                           (iv)     ACCRUED BENEFITS. Executive shall be
entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites through Executive's last day of employment, except that Executive shall not continue to accrue vacation benefits or other executive perquisites after the event that triggered the termination through the termination date.

5.       MINIMUM EMPLOYMENT TERM

                  This Severance Policy shall not be applicable to any executive officer until that officer has completed a minimum of one full year employment with the Company.